ABSORPTION SYSTEMS

                               LICENSE AGREEMENT

THIS AGREEMENT ("Agreement") is made as of July 26, 1999 ("Effective Date") by and between:

         ABSORPTION SYSTEMS LP ("ASLP"), a Pennsylvania limited partnership, with its principal office at Oaklands Corporate Center, 440 Creamery Way, Suite C, Exton, Pennsylvania 19341; and

         SIMULATIONS PLUS, INC. ("SPI"), a California corporation with its principal office at 1220 W. Avenue J, Lancaster, California 93534.


BACKGROUND
----------

         A. SPI is the vendor of certain pharmaceutical development software ("SPI Software") that is sold in functional units consisting of a base unit ("Base") and optional add-on units that provide additional functionality ("Modules"). Each set of Base and Modules that are logically connected is referred to herein as a "Package." As of the Effective Date of this Agreement, SPI markets two Packages, one containing the "QMPRPlus" Base (the "QMPRPlus Package") and one containing the "GastroPlus" Base (the "GastroPlus Package").

         B. ASLP is engaged in the testing of chemical compounds in drug development ("Compounds") for membrane permeability properties and describing those properties in numerical form ("Data"). ASLP has prepared Data for 330 Compounds ("Compounds"), which Data has been organized in a spreadsheet format along with chemical structure information for each of the Compounds (the "Database"). ASLP represents that the data contained in the Database were generated through experiments conducted at ASLP in accordance with experimental protocols and laboratory practices that would be deemed of high quality by reputable scientists familiar with such protocols and practices. ASLP further represents that it is the sole owner of the database and has the right to enter into this Agreement with respect to its use without the approval of any other party.

         C. Under this Agreement, ASLP shall give to SPI access to the Database for use by SPI in the development of mathematical models to be incorporated into one of the optional Modules. The intended function of this Module (the ASLP Caco-2 "Permeability Module") will be to predict the membrane permeability properties of other chemical structures. The ASLP Caco-2 Permeability Module is intended to be offered as an optional module for the QMPR Plus Package. The QMPRPlus Package may later be offered in the form of an optional Module for GastroPlus, in which case the ASLP Caco-2 Permeability Module will be offered as an optional sub-module within the QMPRPlus Module.

         D. The Compounds are all commonly or publicly available (" Public Domain Compounds"). It is understood that ASLP will test and generate data for Compounds that are the property or trade secrets of third parties ("Proprietary Compounds"). No data relating to Proprietary Compounds will be licensed to SPI hereunder and no such Data will be incorporated into the Modules.

         E. The parties are contemplating forming a joint venture pursuant to a definitive joint venture agreement that is yet to be negotiated (the

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"Prospective Joint Venture"). The Prospective Joint Venture shall be deemed outside the scope of and separate from this Agreement, except as otherwise expressly provided for in the definitive joint venture agreement. If the Prospective Joint Venture is formed, the parties anticipate that ASLP will license the bioavailability data relating to certain Proprietary Compounds to it.

TERMS
-----

         In consideration of the above recitals (which are deemed a material part of this Agreement) and the grant, payments and mutual agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.      DEFINITIONS

In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings.

         1.1. "Affiliate" shall mean, with respect to a particular party hereto, any entity that (i) owns more than 50% of the outstanding voting securities or similar interests of such party, (ii) more that 50% of whose outstanding voting securities or similar interests are owned by such party or (iii) more than 50% of whose outstanding voting securities or similar securities are owned, directly or indirectly, by another entity that also owns, directly or indirectly, more than 50% of the outstanding voting securities or similar interests of such party.

         1.2. "Base" shall mean a unit of Software that is available for license to SPI's users, and which may be used with Modules. A Module may not be used without a Base, but a Base may be used without a Module.

         1.3. "Confidential Information" shall mean the proprietary and trade secret information of the parties as stated in this Agreement.

         1.4. "Hardware" shall mean computer equipment that is capable of running or operating Software.

         1.5. "Net Sale Price" shall mean gross revenues received by SPI or any Affiliate from a non-Affiliate third party attributable to the Sale of any SPI Software Package in which an ASLP Module is bundled or the Sale of any Base unit with which an ASLP Module is marketed and any services provided in support or in connection with such Package or Base unit, less qualifying costs directly attributable to such Sales and actually allowed, identified on the invoice or other documentation and borne by SPI. Such qualifying costs shall be limited to the following: (i) discounts in amounts customary in the trade for quantity purchases, cash payments, prompt payments and for wholesalers and distributors;
(ii) credits or refunds, not exceeding the original or customary billing or invoice amount for claims or returns; (iii) prepaid transportation insurance premiums; (iv) prepaid outbound transportation expenses; and (v) sales, value added and use taxes imposed by a government agency on SPI related to such Sales.

         1.8. "Sale" shall mean a transaction in which consideration is received by SPI regardless of whether the transaction is classified as a license, a sale, a use, a rental agreement, or other type of transaction, and shall be effective upon the first occurrence of any of the following with respect to any of the Software in question: (a) SPI receives partial or full payment for an order that

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includes such Software, (b) SPI ships part or all of an order that includes such
Software, or, (c) SPI books an order that includes such Software.

         1.9.  "SPI Software" shall mean Software owned by SPI.

         1.10. "Software" shall mean computer programs and related documentation.

2.      LICENSE GRANT; RESTRICTIONS; OTHER INTELLECTUAL PROPERTY CONCERNS

         2.1. ASLP hereby grants to SPI a non-exclusive, worldwide license to use the Data, including the Data contained in the Database for the exclusive purpose of developing or enhancing mathematical models to be incorporated into the Permeability Module.

         2.2. This license shall not include the right to sublicense the Data to any third party.

         2.3. Except where the parties agree in a document signed by both parties, SPI may not distribute any Data or any part of the Database to any third parties under any circumstances, nor may SPI allow any third parties to have any access to any Data or any part of the Database. Under no circumstance may any Data or any part of the Database be copied or distributed to any users, distributors, independent contractors, or any entity other than SPI and ASLP. For further clarification, no Base unit or Module will contain any Data in any version. Rather, the Data will be used for creating, developing, improving or enhancing SPI's mathematical models, but will not be accessible in any Base unit or Module.

         2.4. ASLP may place its copyright and proprietary rights notices on the Data and Database. SPI shall preserve ASLP's notices on the Data and Database. However, the placing of any copyright notice shall not be deemed a publication or placement in the public domain.

         2.5. In all agreements with its licensees, customers and/or users, SPI shall prohibit such persons from reverse engineering the Permeability Module or otherwise attempting to recover or recreate any Data or other information from such Module.

         2.6. The license granted hereunder will terminate upon termination of this Agreement, regardless of the reason for termination. Upon termination hereof, SPI shall cease using the Data and Database and shall cease making, distributing, selling or otherwise using any derivative work of such Data, including without limitation the Permeability Module. Termination of SPI's license to use Data and Database shall not terminate the rights of SPI's licensees to use the Permeability Module so long as SPI's licensees continue to adhere to the terms of their respective written license agreements with SPI.

3.      ROYALTIES AND ACCOUNTING

         3.1. In consideration of the license granted hereunder, SPI shall pay to ASLP a royalty on the Sale of each ASLP Caco-2 Permeability Module an amount equal to 50% of the Net Sale Price of such Module. ASLP alone will determine the sale price of the ASLP Caco-2 Permeability Module.

         3.2 The above royalty rates have been agreed to by the parties with the understanding that SPI will collect a Net Sale Price in the amount of $20,000 per Base and $30,000 per ASLP Caco-2 Permeability Module. Unless otherwise authorized by ASLP in writing, SPI will not materially change the prices of the ASLP Caco-2 Permeability Module.

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         3.3. SPI will provide a statement and pay all royalties to ASLP by the
30th day following the end of each SPI fiscal quarter (ending November 30, February 28/29, May 31 and August 31) for all Sales during such quarter. The statement will be provided to ASLP regardless of whether any royalty is due, and will include the date of each Sale, the name and address of each buyer, the distributor or other person making the sale if other than SPI, a list of each Base, Module, Package, or other items included with the sale, and the amounts to be paid.

         3.4. SPI agrees to maintain records of all transactions contemplated by this Agreement in accordance with its customary business practices. ASLP shall, at its sole expense and with auditors of its choice, be entitled to audit and examine the records maintained by SPI in connection with the transactions contemplated by this Agreement. The audits shall be made at SPI's site during customary business hours and upon reasonable prior written notice. ASLP shall be entitled to conduct no more than two audits per calendar year. ASLP may make copies of financial records of SPI reflecting transactions directly relating to any activities arising under this Agreement. Any such audits shall be paid for by ASLP, except that SPI shall reimburse ASLP for the cost of an audit if the audit shows that SPI owes ASLP 2.5% or more in royalties than SPI had accounted for with respect to the period since the previous audit by ASLP or the beginning of this Agreement if there was no prior audit. ASLP agrees that all information learned as result of such audit is SPI's Confidential Information under the confidentiality provisions of this Agreement.

         3.5. Any amounts not paid within thirty (30) days of the due date shall be subject to late fees in the amount of 1.5% of outstanding amounts for such period, compounded monthly.

4.    CONFIDENTIALITY

         4.1. Each party shall reveal to the other party only the Confidential Information that is necessary, if any, for the other party to perform its tasks or uphold its responsibilities hereunder. The parties' respective Confidential Information may include business plans and proprietary technology not made available to the general public.

         4.2. All Data, the Database, the Mathematical Models, and Source Code are automatically deemed to be Confidential Information and do not need to be marked as such. All other types of Confidential Information should be clearly marked "Confidential" or "Proprietary," but the parties recognize that most such Confidential Information is known by the parties to be Confidential Information in accordance with the nature of the information so disclosed. By way of example, all business plans, sales forecasts and discussions of new products shall be deemed Confidential Information and do not need to be marked as such.

         4.3. Each receiving party shall hold the Confidential Information in confidence and shall use the highest level of care to prevent any unauthorized use or disclosure of it. Neither receiving party shall use the Confidential Information of the other for any purpose, except as contemplated hereunder. Each receiving party shall allow the disclosure of the Confidential Information of the other party only to such of its employees and independent contractors and those of its Affiliates who have a need to know such Confidential Information in the performance of their legitimate job responsibilities in connection with the use of such information as contemplated by this Agreement. Each receiving party will take reasonable steps to cause each such employee or independent contractor to abide by the confidentiality and non-use obligations imposed hereunder and will be responsible for any breach by such employees or independent contractors of such obligations.

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         4.4. Each receiving party agrees to use appropriate confidentiality protocols, which shall include no less than numbering and keeping an up-to-date log of each copy of Confidential Information, and requiring that each employee of a receiving party who has access to a hard copy or soft (i.e., electronic) copy of such Confidential Information sign out and sign in such copy.

         4.5. The confidentiality obligations of this Agreement shall not apply to information that (i) at the time of disclosure is in the public domain, or
(ii) information which becomes part of the public domain by publication or otherwise, except by any breach of this Agreement, or (iii) information which has been or is intentionally disclosed by the disclosing party to the public or, without restriction (i.e., confidentiality protections), to a third party. In the event that a court or governmental agency requests or demands that a receiving party disclose the Confidential Information of a disclosing party, the receiving party shall not be liable for making such a disclosure if the receiving party immediately notifies the disclosing party and reasonably cooperates with the disclosing party in any attempt to seek injunctive relief or other relief, provided, however, that such disclosure will not otherwise relieve the receiving party subject to such court or governmental request or demand from its continuing confidentiality and non-use obligations hereunder with respect to all of the disclosing party's Confidential Information, including the information disclosed to the court or governmental agency under this sentence.

         4.6. The confidentiality obligations under this Agreement shall survive termination of this Agreement and shall have no expiration date.

5.      WARRANTIES

         5.1. SPI warrants that it will use its best efforts to sell the ASLP Caco-2 Permeability Module. ASLP warrants that it will use its best efforts to promote and assist in the sale of the ASLP Caco-2 Permeability Module.

         5.2. Each party warrants to the other that it has the right to enter into and be bound by this Agreement.

         5.3. Each party warrants to the other that its performance of this Agreement shall not cause or create a breach of any other contract or agreement to which it is bound.

         5.4. Each party ("Indemnitor") agrees to indemnify the other party ("Indemnitee") for any claims brought against the Indemnitee allegedly arising out of the actions or omissions of the Indemnitor, including without limitation any claims of violation of any intellectual property or other rights of a third party. Indemnification under this Agreement is conditioned on prompt written notice of any claim, action, or demand for which indemnity is claimed; complete control of the defense and settlement thereof by the Indemnitor; and cooperation of the Indemnitee in such defense. Should the Indemnitee wish to participate in defense of the claim, it shall do so at its own expense after the Indemnitor assumes control of the defense.

6.      DISCLAIMER OF WARRANTIES AND LIMITATION OF LIABILITY

         6.1. THE EXPRESS WARRANTIES GIVEN IN SECTION 5 OF THIS AGREEMENT ARE GIVEN IN LIEU OF ALL OTHER EXPRESS AND IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND ARE THE ONLY WARRANTIES MADE WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY.

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         6.2. ASLP shall in no event be liable for any loss of profit or goodwill, or other indirect, special, consequential or incidental damages suffered by SPI or others. SPI shall in no event be liable for any loss of profit or goodwill, or other indirect, special, consequential or incidental damages suffered by ASLP or others.

         6.3. ASLP's liability for direct damages to SPI or others shall not exceed the amount actually received by ASLP from SPI for the specific Permeability Module licensed to a third party that is the subject matter of the alleged damages. SPI's liability for direct damages to ASLP or others shall not exceed the amount actually received by SPI from sales of the specific Permeability Module licensed to a third party that is the subject matter of the alleged damages.

7.      TERM AND TERMINATION

         7.1. This Agreement is effective as of the Effective Date, and shall continue for an initial term of one (1) year, and shall automatically renew for periods of one (1) year each.

         7.2. This Agreement may be terminated by either party by sending written notice that is received by the other party no less than three (3) months prior to the end of the then current term.

         7.3. Failure by any party to comply with any term or condition under this Agreement ("defaulting party") shall entitle the other party ("non-defaulting party") to give the defaulting party written notice of such default. If the defaulting party has not cured such default within 30 days of the date of the notice, the non-defaulting party shall be entitled to terminate this Agreement effective immediately upon sending of written notice. The rights under this provision are in addition to all other rights the non-defaulting party may have, and the failure to enforce such rights shall not be deemed to be a waiver of those rights.

         7.4. In the event of termination of this Agreement, SPI shall immediately thereafter cease all use of the Data and Database and return to ASLP or destroy all copies of the Data and Database in SPI's possession or under its control (and certify to ASLP that it has done so), and ASLP shall return to SPI or destroy all copies of any information relating to Mathematical Models, Source Code, Marketing Information, or other information of a similar nature in ASLP's possession or under its control (and certify to SPI that it has done so) unless SPI shall have provided written permission for ASLP to retain such information.

         7.5. Any termination of this Agreement shall not terminate the responsibilities to pay any monies due or owing.

8.      GENERAL PROVISIONS

         8.1. Neither party may assign this Agreement and any licenses hereunder, without the prior written agreement of the other party, which may be withheld by such party in its sole discretion and for any reason. This Agreement shall be binding upon the parties and their heirs, successors and permitted assigns.

         8.2. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. The parties hereby consent to the jurisdiction of any court located in the Commonwealth of Pennsylvania to hear any controversy arising under this Agreement and hereby waive any claim or objection to such forum based on inconvenience, provided the location and time of such hearings allow the parties to make reasonable arrangements to attend such hearings.

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         8.3. The parties to this Agreement are independent contractors. Neither party under this Agreement shall be deemed an employee or employer of the other. Neither party shall have the right to control the employees or agents of the other. This Agreement shall not be construed as a partnership agreement, and the parties to this Agreement are not partners. Except as to certain rights otherwise set forth herein, this Agreement is not exclusive to either party. Neither party has authority to enter into agreements on behalf of the other. Neither party is authorized to bind the other in any way. Each party shall be solely responsible for its own employees, including the withholding of taxes and payment of any benefits for such employees.

         8.4. If any of the provisions of this Agreement are declared to be invalid or unenforceable, such provisions shall be severed from this Agreement and the other provisions shall remain in full force and effect.

         8.4. This Agreement is solely between the parties to this Agreement. This Agreement may not be construed to create any third-party beneficiary rights in any other individual, partnership, corporation, or other entity.

         8.6. All provisions of this Agreement that provide rights or create responsibilities for the parties after termination of this Agreement shall survive the termination of this Agreement for any reason. Such provisions that survive termination include without limitation provisions regarding payment, confidentiality, intellectual property, choice of law and this provision.

        IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this Agreement to be executed by their duly authorized agents, as of the date first written above.

ABSORPTION SYSTEMS LP

BY:  ABSORPTION SYSTEMS GROUP LLC
     ITS GENERAL PARTNER


By:  /s/ Patrick M. Dentinger
     ----------------------------------
Patrick M. Dentinger, President & CEO


SIMULATIONS PLUS, INC.
ITS CHAIRMAN AND CHIEF AND CHIEF EXECUTIVE OFFICER


By:  /s/ Walter S. Woltosz
     ----------------------------------
Walter S. Woltosz, Chairman, President & CEO